Exhibit 10.1

SECOND AMENDMENT

TO

M.D.C. HOLDINGS, INC.

2011 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

The following Second Amendment to the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors (the "Plan"), was adopted by the Board of Directors of M.D.C. Holdings, Inc. on January 25, 2016 and shall be effective on the date this Second Amendment is approved by the Company’s shareholders. Capitalized terms used herein shall have the meanings ascribed in the Plan.

1.     Section 1.1 is amended to read as follows:

1.1     Establishment. M.D.C. Holdings, Inc., a Delaware corporation (the “Company”), hereby establishes the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors (the “Plan”). The Plan permits the grant of Non-Qualified Stock Options, Restricted Stock and Restricted Stock Units (as defined herein) in accordance with the terms hereof.

2.     Section 2.17 is amended to read as follows:

2.17     “Grant Date” means August 1st, the date each year that Options, Restricted Stock, or Restricted Stock Units are automatically granted to Non-Employee directors.

3.     Section 2 is amended to add new Sections 2.29A through 2.29E, to read as follows:

2.29A     “Restricted Stock” means an award of shares of Stock granted under, and subject to, the provisions of Section 6A.2.

2.29B     “Restricted Stock Award Agreement” means a written or electronic agreement setting forth the terms and conditions applicable to each award of Restricted Stock. The Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan. In the event of an inconsistency between the provisions of the Plan and the Restricted Stock Award Agreement, the provisions of the Plan shall govern, except to the extent the Plan would be considered to provide an additional benefit as determined under Section 409A of the Code.

2.29C     “Restricted Stock Unit or RSU” means an award of Restricted Stock Units granted pursuant to, and subject to, the provisions of Section 6A.3.

2.29D     “Restriction Period” means the period during which Restricted Stock is subject to a substantial risk of forfeiture (based upon the passage of time, or upon the occurrence of other events as determined by the Board).

2.29E     “RSU Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to each award of RSUs. The RSU Award Agreement shall be subject to the terms and conditions of the Plan. In the event of an inconsistency between the provisions of the Plan and the RSU Award Agreement, the provisions of the Plan shall govern, except to the extent the Plan would be considered to provide an additional benefit as determined under Section 409A of the Code.

4.     Section 5, entitled “Eligibility and Participation,” is amended in its entirety to read as follows:

5.1     Eligibility. Subject to the provisions of the Plan, the Non-Employee directors on the Effective Date and each Non-Employee director elected thereafter shall be eligible to receive Options to purchase Stock in accordance with Section 6, or, in the alternative, to receive grants of Restricted Stock or RSUs in accordance with Section 6A; provided, however, to the extent required under Section 409A of the Code, an Affiliate of the Company shall include only an entity in which the Company possesses at least twenty percent (20%) of the total combined voting power of the entity’s outstanding voting securities or such other threshold ownership percentage permitted or required under Section 409A of the Code.

5.2     Election. The type of grant to a Non-Employee director (an Option, Restricted Stock, or RSUs, or any combination thereof) for any year shall be pursuant to a timely irrevocable election by the Non-Employee director in accordance with procedures established by the Board pursuant to applicable law. In the absence of an election, the grant shall be in the form of an Option.

5.     Section 6.1 is amended in its entirety to read as follows:

6.1     Grant of Options. Subject to the provisions of this Plan, in the event Options are to be granted pursuant to Section 5.2, the Options shall be awarded on the Grant Date with the right to purchase 25,000 shares of Stock.

6.     New Section 6A, entitled Restricted Stock and Restricted Stock Units, is added to read as follows:

6A.     RESTRICTED STOCK AND RESTRICTED STOCK UNITS

6A.1     Grant of Restricted Stock and RSUs. Subject to the provisions of the Plan, in the event Restricted Stock or RSUs are to be granted pursuant to Section 5.2, the Restricted Stock or RSUs shall be granted on each Grant Date during the term of the Plan to each Non-Employee director consisting of (with respect to Restricted Stock grants) or reflecting (with respect to RSUs) that number of shares of Stock equal to the compensation expense that would have been recorded by the Company for an Option that would be granted under Section 6.1 divided by the Fair Market Value for one share on the Grant Date.

6A.2     Restricted Stock.

(a)     Award Agreement. Each grant of Restricted Stock shall be evidenced by an Award Agreement that shall specify the number of shares of Restricted Stock granted, the Restriction Period and such other terms and conditions as the Board shall determine consistent with the terms of the Plan. In the event of any inconsistency between the provisions of the Plan and the Award Agreement, the provisions of the Plan shall govern.

(b)     Restrictions on Transfer. The restrictions and limitations set forth in Section 6.4 and Section 6.5 shall apply with respect to grants of Restricted Stock.

(c)     Forfeiture; Other Restrictions. The Board shall establish such other conditions and restrictions on any shares of Restricted Stock as it may deem advisable, including time-based restrictions, or restrictions under applicable laws or under the requirements of any stock exchange or market upon which shares of Stock are then listed or traded, or holding requirements or sale restrictions placed on the shares of Stock by the Company upon vesting of such Restricted Stock.

(d)     Cancellation of Restricted Stock. Any canceled grant of Restricted Stock or Restricted Stock that does not vest shall be forfeited and shall be available for future grant under the Plan.

(e)     Stockholder Privileges. Unless otherwise determined by the Board,

(i)     a Non-Employee director holding shares of Restricted Stock shall generally have the rights of a shareholder to vote the shares of Restricted Stock during the Restriction Period; and

(ii)     the holder of Restricted Stock shall be entitled to receive cash dividends paid with respect to the shares of Restricted Stock. The Board may provide that any such dividends paid must be reinvested in additional shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to the Restricted Stock. All distributions, if any, received by a Non-Employee director with respect to Restricted Stock as a result of any split, Stock dividend, combination of shares of Stock, or other similar transaction shall be subject to the restrictions applicable to the original grant.

6A.3     Restricted Stock Units (RSUs).

(a)     Each Restricted Stock Unit shall reflect the value of one share of Stock.

(b)     Award Agreement. Each grant of RSUs shall be evidenced by an Award Agreement that shall specify any vesting conditions, the form of payment, the number of Restricted Stock Units granted and such other terms and conditions as the Board shall determine, consistent with the terms of the Plan. In the event of any inconsistency between the provisions of the Plan and an Award Agreement, the provisions of the Plan shall govern.

(c)     Restrictions on Transfer. The restrictions and limitations set forth in Section 6.4, Section 6.5 and Section 6.6 shall also apply with respect to grants of RSUs.

(d)     Form and Timing of Payment. Payment of vested Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the RSU Award Agreement, and in the form set forth in the RSU Award Agreement, subject to any deferral permitted under a deferred compensation arrangement available to the Non-Employee directors, or as otherwise provided in the applicable RSU Award Agreement. The Board, in its sole discretion, will determine whether Restricted Stock Units shall be paid in the form of cash, in shares of Stock, or in a combination thereof.

(e)     Cancellation of RSUs. Any unvested or canceled Restricted Stock Units shall be forfeited and shall be available for future grant under the Plan.

(f)     Dividend Equivalent Rights. Restricted Stock Units shall be granted together with a dividend equivalent right with respect to the underlying shares of Stock subject to the Restricted Stock Units and such dividend equivalent right shall be paid at the same time as dividends are paid to the Company’s shareholders. Dividend equivalent rights shall be subject to forfeiture under the same conditions as apply to the underlying Restricted Stock Units.

(g)     No Rights as Shareholder. Non-Employee directors shall have no dividend, voting, or any other rights as a shareholder of the Company with respect to any Restricted Stock Units. The grant of an award of Restricted Stock Units pursuant to the Plan shall not be deemed the grant of a property interest in any assets of the Company. The rights of the recipient of Restricted Stock Units to benefits under the Plan shall be solely those of a general, unsecured creditor of the Company. The grant of Restricted Stock Units shall not be construed as giving a Non-Employee director the right to be retained or nominated as a director of the Company.

6A.4     Termination of Service. Unless otherwise provided by Board, upon the termination for Cause of a Non-Employee director’s service as a member of the Board, or the Non-Employee director’s voluntary resignation from the Board, any grants of Restricted Stock or RSUs held by such Non-Employee director that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, and the Non-Employee director shall have no further rights with respect to such Restricted Stock or RSUs, including but not limited to any right to vote Restricted Stock, any right to receive dividends with respect to Restricted Stock, or any dividend equivalent rights with respect to RSUs.

7.     Except (a) with respect to the name of the Plan, and (b) excepting the occurrences of the terms in Sections 2.14, 2.18, 2.22, 2.23, 2.24, 2.32, 6, and 6A, and (c) where specifically referenced in this Plan, the terms “Option” or “Option Agreement,” or their plural, are replaced by the terms “Option, Restricted Stock or RSUs” or “Option Agreement or Award Agreement,” or their plural, respectively.

IN WITNESS WHEREOF, the undersigned, being duly authorized by the Board of Directors of the Company, has approved this Amendment as of the date set forth above.

M.D.C. Holdings, Inc. By: /s/ Robert N. Martin Robert N. Martin Title: Senior V.P. & Chief Financial Officer

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